FIBERSTARS INC.

STATEMENT REGARDING COMPUTATION

OF NET INCOME (LOSS) PER SHARE

(amounts in thousands except per share data)





                                                    Year Ended December 31,

                                                     1996      1995      1994



Primary and Fully Diluted:



Weighted average common shares

   outstanding for the period                        3,398     3,344     1,591

Weighted average shares from assumed

   conversion of preferred stock                      --        --         973

Common equivalent shares pursuant to

   Staff Accounting Bulletin No. 83                   --        --          10

Common equivalent shares assuming conversion of

   dilutive stock options and warrants under the treasury

   stock method (modified treasury stock method in
   1996                                                 70      --         187



Shares used in computing net income (loss) per share 3,468     3,344     2,761



Net income (loss)                                     $511      ($15)    $2,062



Net Income (loss) per share                          $0.15    ($0.00)    $0.75





Calculated in accordance with the guidelines of item 601 of Regulation S-B.



All share numbers take account of the Company's 1-for-6 reverse stock split in 1994.


Primary and fully diluted calculations are substantially the same.